                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement       [ ]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))

[X]  Definitive proxy statement

[ ]  Definitive additional materials

[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        GAYLORD CONTAINER CORPORATION
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                (Name of Registrant as Specified in Its Charter)

                        GAYLORD CONTAINER CORPORATION
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

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[ ]  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                                                                    GAYLORD LOGO

                         GAYLORD CONTAINER CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   TO BE HELD
                                FEBRUARY 8, 2000

     We cordially invite you to attend the 2000 Annual Meeting of Stockholders ("Annual Meeting") of Gaylord Container Corporation ("Company"), which will be held on Tuesday, February 8, 2000 at 10:00 a.m. Chicago time at 520 Lake Cook Road, Deerfield, Illinois 60015 to:

     1. Elect 10 directors of the Company to serve for terms commencing with the Annual Meeting;

     2. Approve an increase in the number of shares available under the Company's 1997 Long-Term Equity Incentive Plan;


     3. Ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors; and


     4. Transact such other business as may properly come before the meeting.

     December 20, 1999 was the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Any stockholder may examine a list of the record holders for any purpose germane to the meeting during normal business hours at the Company's headquarters, 500 Lake Cook Road, Suite 400, Deerfield, Illinois 60015, beginning on January 29, 2000.

     We want your shares to be represented at the meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, please mark, date and sign the enclosed proxy card. The enclosed envelope if mailed in the United States requires no postage. You may also vote by telephone or via the Internet by following the enclosed instructions. Your proxy is revocable at any time before it is voted. If you are present at the meeting, you may withdraw your proxy and vote in person, if you so desire.

                                          David F. Tanaka
                                          Secretary

Deerfield, Illinois
January 10, 2000

               PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD
             AND RETURN IT PROMPTLY. THE PROXY IS REVOCABLE AT ANY
                            TIME BEFORE IT IS VOTED.

                         GAYLORD CONTAINER CORPORATION

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                FEBRUARY 8, 2000

                      TIME AND LOCATION OF ANNUAL MEETING


     The 2000 Annual Meeting of Stockholders (the "Annual Meeting") of Gaylord Container Corporation, a Delaware corporation (the "Company"), will be held at 10:00 a.m. Chicago time on Tuesday, February 8, 2000 at 520 Lake Cook Road, Deerfield, Illinois 60015.


                RECORD DATE; PURPOSE AND SOLICITATION OF PROXIES

     Only stockholders of record as of the close of business on December 20, 1999 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. This proxy statement ("Proxy Statement") and the enclosed proxy card are being mailed on January 10, 2000 to the holders of Class A Common Stock ("Common Stock"). The Board of Directors ("Board of Directors" or "Board") is soliciting your proxy for use at the Annual Meeting and at any adjournment of the meeting. This solicitation is for election of directors to serve on the Board, approval of an increase in shares available under the Company's 1997 Long-Term Equity Incentive Plan ("1997 Plan") and ratification of the appointment of the Company's independent auditors. The details of each of these proposals are described below.

                        VOTING AND REVOCATION OF PROXIES

     Proxies properly executed and returned will be voted at the Annual Meeting in accordance with the directions noted. If there is no direction, proxies will be voted in favor of each of the proposals outlined below and at the discretion of the proxy holders on all other business as may properly be brought before the Annual Meeting or any adjournment. A stockholder may revoke his or her proxy before it is voted either in person at the Annual Meeting, by written notice to the Company's Secretary delivered before the Annual Meeting or by a properly executed subsequent proxy delivered at or before the Annual Meeting.

     Under Delaware law, abstentions are treated as present and entitled to vote and thus have the effect of a vote against a matter. Shares registered in the names of brokers or other "street name" nominees for whom proxies are voted on some but not all matters will be considered voted only on those matters actually voted. They will not be considered for any purpose on the matters for which a beneficial holder has not provided specific voting instructions. The latter are commonly called "broker non-votes".

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Each holder of the Company's Common Stock outstanding represented in person or by proxy has one vote per share. Mid-America Group, Ltd. ("MAG") beneficially owns less than nine percent and the Company's executive officers and directors, as a group, including the shares owned by MAG, beneficially own or control less than 16% percent of the Common Stock.


     In connection with the Company's November 1992 financial restructuring, the Company issued warrants to obtain Common Stock ("Warrants") and shares of Common Stock that may be obtained when the Warrants are exercised ("Trust Stock"). A trustee ("Warrant Trustee") holds the Trust Stock for the benefit of the holders of the warrants, pending any exercise, or for the benefit of the Company, pending any redemption or exchange of the warrants. The Warrant Trustee has appointed the Secretary of the Company as its proxy to vote all shares of Trust Stock held by the Warrant Trustee in proportion to all other votes by holders of Common Stock.


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

     As of the Record Date, there were outstanding 54,800,133 shares of Common Stock, including 1,053,379 shares of Trust Stock held by the Warrant Trustee and 1,053,379 Warrants to obtain shares of Common Stock. See "Information With Respect To Certain Stockholders" below.

PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board is currently composed of 10 directors, all of whom have served as directors since the 1999 Annual Meeting of Stockholders. If elected, each of the 10 directors will hold office until the next annual meeting of stockholders, and until a successor shall have been duly elected and qualified. All of the Director Nominees were recommended to the Board of Directors by the Nominating and Organizational Planning Committee. Unless otherwise instructed, signed proxies that are returned will be voted for election of all of the Director Nominees. If any Director Nominee becomes unable or unwilling to serve, the proxies will be voted at the discretion of the proxy holders.

           DIRECTOR NOMINEES FOR ELECTION AT THE 2000 ANNUAL MEETING

     MARY SUE COLEMAN. Ms. Coleman has served as a director of the Company since August 1996. Since 1995 she has served as President and Professor of Biochemistry and Biological Sciences at the University of Iowa. She served from 1993 to 1995 as Provost and Vice President for Academic Affairs and Professor of Biochemistry at the University of New Mexico and from 1992 to 1993 as Vice Chancellor for Graduate Studies and Research at the University of North Carolina at Chapel Hill. She serves on the Board of Directors of Meredith Corporation, a publishing and television broadcasting company, and on the Board of Trustees of Grinnell (Iowa) College. Member, Audit Committee and Nominating and Organizational Planning Committee. Age 56.

     HARVE A. FERRILL. Mr. Ferrill has served as a director of the Company since November 1992. He has served as Chief Executive Officer of Advance Ross Corporation ("Advance Ross"), a wholly owned subsidiary of Cendant, Inc., a membership services company, since 1996. He previously served as Chairman or President and Chief Executive Officer of Advance Ross since 1990. Advance Ross operates PPC Industries, which designs, manufacturers and installs electrostatic precipitators for industrial pollution control applications. He is also a director of Century Business Services, Inc., a provider of business services to small-and medium-sized companies. Chairman, Audit Committee; member, Compensation and Stock Option Committee. Age 66.

     JOHN E. GOODENOW. Mr. Goodenow has served as a director of the Company since November 1992. He is Chairman of the Board of Goodenow Bancorporation where he served from 1979 to 1995 as President, Chief Executive Officer and a director. Member, Audit Committee and Compensation and Stock Option Committee. Age 64.

     DAVID B. HAWKINS. Mr. Hawkins has served as a director of the Company since November 1986. He currently serves as Vice Chairman and a director of MAG, a real estate investment company. He served as, Vice Chairman, President or Executive Vice President and a director of MAG from 1977 to 1999. Member, Nominating and Organizational Planning Committee. Age 65.

     WARREN J. HAYFORD. Mr. Hayford served as President, Chief Operating Officer and a director of the Company from its organization in 1986 through August 1988 and served as Vice Chairman and a director from that time until his retirement as Vice Chairman in 1992. He continues to serve as a director. Mr. Hayford has served as Chairman and Chief Executive Officer or Vice Chairman and a director of BWAY Corporation (formerly Brockway, Inc.), a manufacturer of metal containers, since its formation in 1989. Mr. Hayford served from 1989 to 1996 as a director of System Software Associates, Inc., a developer and marketer of business application software packages. Chairman, Nominating and Organizational Planning Committee. Age 70.

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     CHARLES S. JOHNSON. Mr. Johnson has served as a director of the Company since August 1997. Since 1999, he has served as Executive Vice President of E.I. DuPont de Nemours and Co. He is the former Chairman, President and Chief Executive Officer of Pioneer Hi-Bred International, Inc., an agricultural biotech company, where he held increasingly responsible positions since 1965. He serves on the Board of Directors of the National Association of Manufacturers, the Progressive Policy Institute, the National Policy Association and the Principal Financial Group. He also serves as Chairman of Grand View (Iowa) College and is the former Chairman of the Des Moines Chamber of Commerce. Member, Audit Committee and Compensation and Stock Option Committee. Age 61.


     JERRY W. KOLB. Mr. Kolb has served as a director of the Company since August 1998. Until his retirement in May 1998, he was Vice Chairman of Deloitte & Touche LLP, an international public accounting and consulting firm. He joined the accounting firm in 1957 and served as managing partner of the Chicago office and as Chief Financial and Administrative Officer. Since 1998, Mr. Kolb has been a member of the Supervisory Board of Directors of New Skies Satellites, N.V., a commercial satellite communications company incorporated in the Netherlands. Member, Audit Committee and Compensation and Stock Option Committee. Age 64.


     RALPH L. MacDONALD JR. Mr. MacDonald has served as a director of the Company since May 1994. Mr. MacDonald is a principal of Amelia Investment Corp., a private investment company. Prior thereto, he was a principal of Island Capital Corporation ("Island Capital"), a private investment company. He was formerly Managing Director-Corporate Finance and a member of the Management Committee of Bankers Trust Company and its parent Bankers Trust New York Corporation, which he joined in 1964 and served in various capacities until his resignation in March 1992 to co-found Island Capital. Mr. MacDonald also serves as a director of Hercules, Inc., a specialty chemical concern. Chairman, Compensation and Stock Option Committee; member, Audit Committee. Age 57.

     MARVIN A. POMERANTZ. Mr. Pomerantz has served as Chairman, Chief Executive Officer and a director of the Company since its organization in 1986. Since 1980, Mr. Pomerantz has served as Chairman or President and a director of MAG. Mr. Pomerantz formerly served as President of the Board of Regents for the state universities in Iowa and formerly served on the Board of Directors of Stone Container Corporation, a manufacturer of packaging products. He has served on the Board of Directors of Wellmark Blue Cross and Blue Shield of Iowa since 1998, Norwest Bank Iowa, N.A. since 1975, and Berkley, Inc., a sporting goods manufacturer, since 1976. He currently serves on the Board of Directors of the American Forest & Paper Association. Age 69.

     THOMAS H. STONER. Mr. Stoner has served as a director of the Company since February 1993. He is a director and Chairman of the Executive Committee of American Tower Corporation, owner and operator of broadcast and wireless communications towers. He served from 1993 to 1998 as Chairman of the Executive Committee of American Radio Systems and from 1965 to 1993 as Chairman and Chief Executive Officer of Stoner Broadcasting Systems, Inc., a private broadcast communications company that merged with American Radio Systems in 1993. From 1994 to 1998, he was Chairman of Chesapeake Bay Foundation, a charitable foundation, where he continues to serve on the Board of Trustees. From 1965 to 1991 he served as Chairman of Stoner McCray Systems, Inc., a privately owned real estate development company, and from 1985 to 1989 he served as director of Annapolis Banking and Trust Company, an affiliate of Mercantile Bankshares Corporation, a publicly traded banking company. Member, Compensation and Stock Option Committee and Nominating and Organizational Planning Committee. Age 64.

REQUIRED VOTE

     Election of each Director Nominee requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to vote at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH DIRECTOR NOMINEE.

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

                      MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors held four meetings during fiscal 1999 and the various committees of the Board held a total of seven meetings. During fiscal 1999, each Board member attended at least 75 percent of the meetings of the Board and meetings of the committees of which he or she is a member, except for Mr. Johnson, who attended six of nine meetings.

     Directors who are not current employees of the Company ("Outside Directors") receive an annual fee of $35,000 and an annual fee of $5,000 for each committee chaired. In April 1999, each Outside Director also received an option under the 1997 Plan to purchase 7,000 shares of Common Stock at an exercise price of $8.50 per share, the fair market value. The option vests ratably over three years. During fiscal 1999, no director fees were paid to Mr. Pomerantz. All directors are reimbursed for expenses incurred as a director.

     Outside Directors may elect to defer all cash fees payable for service on the Board until they cease to be directors or file written revocation of their election. Deferred fees may accrue (i) interest at 300 basis points over the six-month U.S. Treasury bill rate in effect at the beginning of each fiscal year ("Option A"); or (ii) gain or loss as if deferred fees were used to acquire Common Stock at a 15 percent discount from the closing price at the beginning of each fiscal year ("Option B"). Messrs. Ferrill, Goodenow, Hawkins, Kolb and MacDonald have elected to defer fees, all under Option B.

     The Board has committees, a Compensation and Stock Option Committee ("Compensation Committee"), an Audit Committee and a Nominating and Organizational Planning Committee ("Nominating Committee"). The Compensation Committee establishes and maintains employee benefit programs, plans and trusts, including incentive compensation programs. It also administers and approves grants of stock-based awards under the 1997 Plan. The Compensation Committee met two times in fiscal 1999.

     The Audit Committee, among its other duties, recommends to the full Board selection of the Company's independent auditors, reviews the scope of the independent auditors' work and meets with the independent auditors, internal auditors and certain officers and employees of the Company. Under the Audit Committee's charter, a copy of which is attached as Appendix A to this Proxy Statement, the Audit Committee provides for effective oversight of the financial reporting process, the business risk process and adequacy of internal controls, relationships with external and internal auditors and financial compliance issues. The Audit Committee held three meetings in fiscal 1999.

     The Nominating Committee recommends candidates for election to the Board or to fill vacancies on the Board, reviews the performance of Board members and establishes and reviews a plan of succession for the Company's Chief Executive Officer and other senior managers. The Nominating Committee met twice in fiscal 1999. The Nominating Committee will consider a director nominee recommended by a stockholder, if written notice of recommendation is delivered by registered mail to the Secretary of the Company not less than 90 days nor more than 120 days before a meeting of stockholders at which directors are to be elected. A recommendation must be accompanied by a comprehensive written resume of the recommended nominee's business experience and background and a signed, written consent by the recommended nominee, showing his or her interest in serving as a director. Such a recommendation by a stockholder does not guarantee that the Nominating Committee will propose any such nominee to the Board.

PROPOSAL 2
                      INCREASE IN THE NUMBER OF SHARES OF
                   COMMON STOCK AVAILABLE UNDER THE 1997 PLAN

GENERAL

     The Compensation Committee and Board have approved and recommend that the stockholders approve an increase in the number of shares of Common Stock that may be issued under the 1997 Plan from 2,000,000 to 3,500,000. The additional 1,500,000 shares would be used for grants of nonqualified stock options, incentive options under Section 422 of the Internal Revenue Code, restricted stock or stock-based awards as provided by the 1997 Plan. The 1997 Plan is currently qualified under Rule 16b-3 of the Securities Exchange Act of 1934,

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and the Company seeks stockholder approval of the increase in shares available to remain qualified under Rule 16b-3. The following summary of the material provisions of the 1997 Plan is subject to the full text of the 1997 Plan, a copy of which may be obtained at no charge by writing to the Secretary of the Company.

TERM

     The 1997 Plan commenced on January 1, 1997 and will terminate on December 31, 2006 unless sooner terminated by the Board. Termination of the 1997 Plan will not affect grants made prior to termination, but no grants will be made after termination.

ADMINISTRATION

     The Compensation Committee is currently administering the 1997 Plan. Subject to the terms of the 1997 Plan, the Compensation Committee has authority to (i) select employees to participate in the 1997 Plan; (ii) determine the form, conditions and restrictions of grants; (iii) interpret the 1997 Plan; and
(iv) adopt, amend or rescind rules to administer the 1997 Plan.

ELIGIBILITY

     Directors, officers and key employees of the Company and its subsidiaries selected by the Compensation Committee may participate in the 1997 Plan. Selection for participation with respect to one form of award under the 1997 Plan does not automatically result in selection for participation with respect to other forms of awards under the 1997 Plan unless such result is specified by the Compensation Committee or by the terms of the 1997 Plan. As of December 20, 1999, approximately 250 persons were participants or eligible to participate in the 1997 Plan.

SECURITIES SUBJECT TO THE 1997 PLAN

     If Proposal 2 is approved, the 1997 Plan will permit awards relating to up to 3,500,000 shares of Common Stock. The shares to be delivered under the 1997 Plan may consist of authorized but unissued Common Stock or treasury Common Stock not reserved for any other purpose. If any grant under the 1997 Plan terminates, expires or lapses for any reason, any shares of Common Stock underlying that grant are available for future grants unless related stock appreciation rights are exercised. If a change in the Company's corporate structure or shares occurs, such as a stock split, re-capitalization, or other combination of shares, the Compensation Committee may adjust previous grants for the number of shares, the exercise price per share and the number and kinds of shares to be distributed. Based on the closing price of $6.63 per share for the Company's Common Stock on December 20, 1999, the aggregate market value of 3,500,000 shares of Common Stock is approximately $23.2 million.

EFFECT OF TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL ON GRANTS

     The rights of participants following termination of employment for any reason or a change in control of the Company (as defined in the 1997 Plan) shall be in accordance with the terms of the 1997 Plan and rules established by the Compensation Committee.

STOCK OPTIONS

     The 1997 Plan authorizes grants of stock options. The Compensation Committee shall specify whether or not any option is intended to be an incentive stock option described in Section 422 of the Internal Revenue Code. Options that are not denoted incentive stock options are nonqualified stock options. All stock options have an exercise price not less than the fair market value of the Common Stock when the option is granted, and none may be exercised more than 10 years and one day from the date of grant. The Compensation Committee may establish dates on which installment portions of any option may be exercised during its terms, and may accelerate the time at which installment portions of an outstanding option may be exercised.

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

     Payment for shares covered by a stock option may be in cash, shares of Common Stock, a combination of cash and shares, promissory note or in such other manner as determined by the Compensation Committee.

STOCK APPRECIATION RIGHTS

     The 1997 Plan permits the grant of stock appreciation rights ("SARs") in connection with a stock option at any time before the option expires. SARs give an option holder the right to surrender all or a portion of the option and receive Common Stock or cash equal to the difference between the option exercise price and the fair market value at the time of surrender. SARs are exercisable only to the extent that the related options are exercisable. The exercise of any option will result in an immediate forfeiture of its related SAR, and the exercise of a SAR will cause an immediate forfeiture of its related option. No SARs have been granted.

STOCK INDEMNIFICATION RIGHTS

     The 1997 Plan authorizes the Compensation Committee to grant stock indemnification rights ("SIR") to optionees who are officers of the Company and subject to Section 16(b) of the Exchange Act. Section 16(b) makes it impractical for an officer to sell any Common Stock within a six-month holding period before or after the grant of an option. After the holding period, an SIR permits the holder to receive the difference between the fair market value of Common Stock on the date of a stock option exercise and the greater of (i) the net sale price received by the optionee or (ii) the purchase price paid for the shares on the date the option was exercised.

     An SIR and an SAR may not be awarded with respect to the same option. SIRs may be granted at the same time options are awarded or at a later date. No SIRs have been granted.

RESTRICTED STOCK

     The 1997 Plan authorizes grants of restricted Common Stock. The Compensation Committee determines the restrictions, the duration of the restrictions and any circumstances requiring forfeiture. Restricted shares are deposited with the Company during the period of any restriction, but while the shares are restricted, participants have all of the rights of a holder of Common Stock, including the right to receive dividends and to vote.

PERFORMANCE AWARDS

     The 1997 Plan permits grants of performance awards. Performance awards may include fixed dollar amount target grants, performance units and performance shares. The value of a performance unit granted under the 1997 Plan is determined by the Compensation Committee at the time of grant, while the value of a performance share is the market value of a share of Common Stock.

     The Compensation Committee establishes the time periods to measure performance (the "performance cycle") and the performance goals for each performance cycle. The Compensation Committee also determines the value and amount of a performance award based upon the performance goals attained. Performance goals may include financial or operating measures of the Company (such as return on equity, return on assets or return on investment) or of a specific division or operating unit and may be based on performance relative to a peer group as determined by the Compensation Committee. Payment of earned performance awards may be made to participants in cash or shares of Common Stock as determined by the Compensation Committee. No performance awards have been granted.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is intended only as a brief summary of the federal income tax rules relevant to stock options, SARs, SIRs, restricted stock and performance awards. The rules are highly technical and subject to change. The following discussion is limited to the federal income tax rules relevant to the Company and to individuals who are citizens or residents of the United States. The discussion does not address the state, local or foreign income tax rules relevant to stock options, SARs, SIRs, restricted stock and performance awards.

     Incentive Stock Options. An optionee will not recognize taxable income upon the grant or exercise of an incentive stock option. However, the excess of the fair market value of the share of the Common Stock on the date of exercise over the option exercise price of the option may be included in alternative minimum taxable income which may subject the optionee to the alternative minimum tax. An optionee may be required to pay an alternative minimum tax even though the optionee receives no cash upon the exercise of the incentive stock option with which to pay such tax.

     If an optionee holds the Common Stock acquired upon exercise of the incentive stock option for at least two years from the date of grant and at least one year following exercise (the "Statutory Holding Periods"), the optionee's gain, if any, upon a subsequent disposition of such Common Stock is taxed as long-term capital gain. The long-term capital gain of an individual taxpayer is subject to a maximum federal tax rate of 20 percent.

     If an optionee disposes of Common Stock acquired pursuant to the exercise of an incentive stock option before satisfying the Statutory Holding Periods (a "Disqualifying Disposition"), the optionee may recognize both compensation income and capital gain in the year of disposition. The amount of the compensation income generally equals the excess of (1) the lesser of the amount realized on disposition or the fair market value of the Common Stock on the exercise date over (2) the exercise price. The balance of the gain realized on such a disposition, if any, is long-term or short-term capital gain depending on whether the Common Stock has been held for more than one year following exercise of the incentive stock option.

     Special rules apply for determining an optionee's tax basis in and holding period for Common Stock acquired upon the exercise of an incentive stock option if the optionee pays the exercise price of the incentive stock option in whole or in part with previously owned shares of Common Stock. Under these rules, the optionee does not recognize any income or loss from the delivery of shares of Common Stock (other than shares previously acquired through the exercise of an incentive stock option and not held for the Statutory Holding Periods) in payment of the exercise price. The optionee's tax basis in and holding period for the newly acquired shares of Common Stock are determined as follows: as to a number of newly acquired shares equal to the previously owned shares delivered, the optionee's basis in and holding period (for capital gain, but not Disqualifying Disposition, purposes) for the previously owned shares carry over to the newly acquired shares on a share-for-share basis; as to each remaining newly acquired share, the optionee's basis is zero (or, if part of the exercise price is paid in cash, the amount of such cash divided by the number of such remaining newly acquired shares) and the optionee's holding period begins on the day after such share is transferred. Under proposed regulations, any Disqualifying Disposition is deemed made from shares with the lowest basis first.

     If an optionee pays the exercise price of an incentive stock option in whole or in part with previously owned shares that were acquired upon the exercise of an incentive stock option and that have not been held for the Statutory Holding Periods, the optionee recognizes compensation income (but not capital gain) under the rules applicable to Disqualifying Dispositions. The optionee may increase his or her basis in the shares received in an amount equal to the compensation income he or she recognizes.

     The Company is not entitled to any deduction with respect to the grant or exercise of an incentive stock option or the subsequent disposition by the optionee of the shares acquired if the optionee satisfies the Statutory Holding Periods. If these holding periods are not satisfied, the Company is entitled to a deduction in the year the optionee disposes of the Common Stock in an amount equal to the optionee's compensation income.

     Nonqualified Stock Options. An optionee does not recognize taxable income upon the grant of a nonqualified stock option. At the time of exercise, however, the optionee generally recognizes compensation income equal to the difference between the exercise price and the fair market value of the shares of Common Stock on the date of exercise. This income is subject to income and employment tax withholding. The Company is entitled to an income tax deduction corresponding to the compensation income recognized by the optionee.

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

     When an optionee disposes of shares of Common Stock received upon the exercise of a nonqualified stock option, the optionee recognizes capital gain or loss equal to the difference between the sales proceeds received and the optionee's basis in the shares sold. The optionee's capital gain is long-term or short-term, depending upon whether the shares sold were held for more than one year. The Company does not receive a deduction for any capital gain recognized by the optionee.

     If an optionee pays the exercise price of a nonqualified stock option entirely in cash, the optionee's tax basis in the shares of Common Stock received equals the shares' fair market value on the exercise date, and the optionee's holding period begins on the day after the exercise date. If, however, an optionee pays the exercise price of a nonqualified stock option in whole or in part with previously owned shares of Common Stock, then the optionee's tax basis in and holding period for the newly acquired shares are determined as follows: as to a number of newly acquired shares equal to the number of previously owned shares delivered, the optionee's basis in and holding period for the previously owned shares carry over to the newly acquired shares on a share-for-shares basis; as to each remaining newly acquired share, the optionee's basis equals the share's value on the exercise date, and the optionee's holding period begins on the day after the exercise date.

     In the case of an optionee subject to six-month short-swing profit liability under Section 16(b) of the Exchange Act (typically, executive officers, directors and major stockholders of the Company), the optionee's compensation income equals the excess of the fair market value of the shares acquired over the option exercise price. However, such excess is determined by using the fair market value on the later of the date of exercise or the date six months after the date of grant unless such optionee elects to be taxed based on the fair market value of the shares on the date of exercise by filing an election with the IRS within 30 days after the exercise date.

     Stock Appreciation Rights. A participant who is granted an SAR recognizes no income upon the grant of the SAR. At the time of exercise, however, the participant recognizes compensation income equal to the sum of any cash received and the fair market value of any shares of Common Stock received. This income is subject to income and employment tax withholding. The Company is entitled to an income tax deduction corresponding to the compensation income recognized by the participant.

     Stock Indemnification Rights. A participant who is granted an SIR recognizes no income upon the grant of the SIR. At the time of exercise, however, the participant recognizes compensation income equal to any cash received in respect of the SIR. This income is subject to income and employment tax withholding. The Company is entitled to an income tax deduction corresponding to the compensation income recognized by the participant.

     Restricted Stock. A participant who is granted restricted stock may make a
Section 83 election to have the grant taxed as compensation income at the date of receipt, with the result that any future appreciation (or depreciation) in the value of the shares of Common Stock granted will be taxed as capital gain (or loss) upon a subsequent sale of the shares. However, if a participant makes a Section 83(b) election and later forfeits the shares of Common Stock subject to the election, he or she does not receive a deduction as a result of such forfeiture.

     If a participant does not make a Section 83(b) election with respect to restricted shares, he or she recognizes compensation income on the date the restrictions lapse equal to the fair market value of the shares on that date, and his or her holding period begins on the day after that date. Upon a later sale or exchange of the shares, the participant recognizes capital gain or loss (long-term or short-term depending upon whether he has held the shares for more than one year) equal to the difference between the proceeds received and the value of the shares on the date the restrictions lapsed. Any dividends a participant receives with respect to shares, which are subject to restrictions and with respect to which no Section 83(b) election has been made, are treated as additional compensation income.

     Any compensation income a participant recognizes from a grant of restricted stock is subject to income and employment tax withholding. The Company is entitled to an income tax deduction for any compensation income taxed to the participant.

     Performance Awards. The grant of a performance award does not generate taxable income to the participant or an income tax deduction to the Company. Any cash and the fair market value of any shares of Common Stock received as payment in respect of a performance award constitute compensation income to the participant. The participant's income is subject to income and employment tax withholding. The Company is entitled to an income tax deduction corresponding to the compensation income recognized by the participant.

     Payment of Withholding Taxes. The Company has the power to withhold or to require a participant to remit to the Company, an amount sufficient to satisfy any Federal, state, local or foreign withholding tax requirements on any grant or exercise made pursuant to the 1997 Plan. However, to the extent permissible under applicable tax, securities and other laws, the Compensation Committee may, in its sole discretion, permit the participant to satisfy a tax withholding requirement by delivering to the Company shares of Common Stock previously owned by the participant, or by directing the Company to apply shares of Common Stock to which the participant it entitled as a result of the exercise of any option or the lapse of a period of restriction, to satisfy such requirement.

REQUIRED VOTE

     Approval of the increase in shares available under the 1997 Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to vote at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

PROPOSAL 3

                         INDEPENDENT PUBLIC ACCOUNTANTS


     The Audit Committee has recommended and the Board has selected Deloitte & Touche LLP to act as the Company's independent auditors. Deloitte & Touche LLP served as the Company's auditors for the 1999 fiscal year. Representatives of Deloitte & Touche LLP will attend the 2000 Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.


REQUIRED VOTE


     Ratification of the selection of Deloitte & Touche LLP requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to vote at the Annual Meeting.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3.

                                STOCK OWNERSHIP

     The following table shows beneficial ownership of the Company's Common Stock and warrants to obtain Common Stock as of December 20, 1999 by (i) each holder known by the Company to own beneficially more than 5 percent of the outstanding Common Stock, (ii) each director and executive officer of the Company and (iii) all officers and directors of the Company as a group. The numbers and percentages of Common Stock include Trust Stock held by the Warrant Trustee. To the knowledge of the Company, each stockholder has sole voting and investment power as to the shares owned unless otherwise noted. The address of all directors and executive officers is the address of the Company.

                                                                                   WARRANTS TO OBTAIN
                                                         COMMON STOCK                 COMMON STOCK
                                                   ------------------------    --------------------------
                                                    NUMBER      PERCENT OF       NUMBER       PERCENT OF
                                                   OF SHARES   OUTSTANDING*    OF WARRANTS   OUTSTANDING*
                                                   ---------   ------------    -----------   ------------
Marvin A. Pomerantz and MAG(1)...................  4,729,942        8.4             0            --
  4700 Westown Parkway
  West Des Moines, IA 50625
M. D. Sass Associates and M. D. Sass Investors
Services, Inc.(2)................................  3,076,113        5.6             0            --
  1185 Avenue of the Americas
  New York, NY 10036
Mellon Bank Corporation(3).......................  3,010,217        5.5             0            --
  One Mellon Bank Center
  Pittsburgh, PA 15258
Warren J. Hayford(4).............................  1,800,202        3.2             0            --
Mary Sue Coleman.................................      5,342         --             0            --
Harve A. Ferrill.................................     27,334         --             0            --
John E. Goodenow(5)..............................     46,334         --             0            --
David B. Hawkins.................................     23,234         --             0            --
Charles S. Johnson...............................      2,334         --             0            --
Jerry W. Kolb....................................     10,000         --             0
Ralph L. MacDonald Jr. ..........................     42,334         --             0            --
Thomas H. Stoner.................................     18,534         --             0            --
Dale E. Stahl....................................    610,048        1.1             0            --
Daniel P. Casey(6)...............................    461,510         --             0            --
Lawrence G. Rogna(7).............................    293,700         --             0            --
All officers and directors as a group (20
persons)(8)......................................  8,630,312       15.3             0            --

---------------
 *  Percentages less than 1 percent have been omitted.

(1) Mr. Pomerantz, his wife and trusts for the benefit of their children own MAG. Mr. Pomerantz does not own directly any of these shares except for 40,000 shares held in his own name. Mr. Pomerantz disclaims beneficial ownership of shares held by MAG and attributable to his wife and the trusts.

(2) Shares shown as beneficially owned by M. D. Sass Associates, Inc. and M. D. Sass Investors Services, Inc. (collectively "M. D. Sass") are based on a
    Schedule 13G filed on February 3, 1997.

(3) Shares shown as beneficially owned by Mellon Bank Corporation ("Mellon Bank") are based on a Schedule 13G filed on January 29, 1999. Mellon Bank has sole power to vote or direct the vote of 2,759,617 shares, sole power to dispose or direct the disposition of 2,780,717 shares and shared power to dispose or direct the disposition of 229,500 shares.

(4) Shares shown as beneficially owned by Mr. Hayford include 305,686 shares owned directly by trusts for the benefit of his children and grandchildren, 218,496 owned directly by his wife and 50,000 owned directly by a charitable family foundation. Mr. Hayford disclaims beneficial ownership of shares held by the trusts, his wife and the foundation.

(5) Shares shown as beneficially owned by Mr. Goodenow include 1,000 owned directly by his wife and 20,000 owned directly by Goodenow Bancorporation, a family-owned corporation. Mr. Goodenow disclaims beneficial ownership of such shares

(6) Shares shown as beneficially owned by Mr. Casey include 12,360 owned directly by his wife and 28,500 owned directly by his children. Mr. Casey disclaims beneficial ownership of such shares.

(7) Shares shown as beneficially owned by Mr. Rogna include 3,000 owned directly by his wife and 40,000 owned directly by a trust. Mr. Rogna disclaims beneficial ownership of such shares.

(8) The number and percentage of shares owned by the named individuals and group include 1,489,039 shares subject to stock options exercisable currently or within 60 days of December 20, 1999.

     The following table shows compensation of the Company's chief executive officer and the Company's other executive officers (the "named executive officers") earned for the fiscal years ended September 30, 1999, 1998 and 1997:

                           SUMMARY COMPENSATION TABLE

                                                                       RESTRICTED
                                                        OTHER ANNUAL     STOCK                  LTIP      ALL OTHER
                             FISCAL   SALARY    BONUS   COMPENSATION     AWARDS     OPTIONS/   PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR      ($)      ($)        ($)           ($)       SARS (#)     ($)      ($)(1)(2)
---------------------------  ------   ------    -----   ------------   ----------   --------   -------   ------------
Marvin A. Pomerantz........   1999    750,000     0          0             0           0          0         25,700
(Chairman and Chief           1998    750,000     0          0             0        300,000       0         21,600
Executive Officer)            1997    712,500     0          0             0           0          0         53,500
Dale E. Stahl..............   1999    429,400     0          0             0           0          0         15,200
(President and Chief          1998    409,400     0          0             0        333,400       0         11,400
Operating Officer)            1997    389,400     0          0             0           0          0         40,100
Daniel P. Casey............   1999    393,300     0          0             0           0          0         14,200
(Executive Vice               1998    375,600     0          0             0        333,400       0         10,500
President)                    1997    360,600     0          0             0           0          0         38,400
Lawrence G. Rogna(3).......   1999    266,900     0          0             0           0          0         10,500
(Senior Vice President)       1998    253,400     0          0             0        166,700       0          6,900
                              1997    241,900     0          0             0           0          0         74,400

---------------
(1) Includes for each of 1999, 1998 and 1997 employer contributions to the Company's 401(k) Plan on behalf of Messrs. Pomerantz, Stahl, Casey and Rogna, of $8,000, 4,800 and $4,500, respectively.

(2) Includes for 1999, 1998 and 1997 cash payments in lieu of Company contributions which could not be made because of Internal Revenue Code limitations to Messrs. Pomerantz, Stahl, Casey and Rogna of $17,700, $16,800 and $49,000; $7,200, $6,600 and $35,600; $6,200, $5,700 and $33,900; and
    $2,500, $2,100 and $16,900, respectively.

(3) Includes for 1997 principal and interest of $53,000 on a relocation loan that was forgiven.

                       OPTION GRANTS IN LAST FISCAL YEAR

     No stock options or SARs were granted to any of the named executive officers in fiscal 1999 under any stock option plan sponsored by the Company.

     The following table shows exercise of options by the named executive officers in fiscal 1999 and the value of options held by the named executive officers at the end of fiscal 1999:

     OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                                              VALUE OF
                                                                          NUMBER OF          UNEXERCISED
                                                                         UNEXERCISED        IN-THE-MONEY
                                                                       OPTIONS/SARS AT     OPTIONS/SARS AT
                                      SHARES ACQUIRED                     FY-END(#)           FY-END($)
                                            ON             VALUE         EXERCISABLE/       EXERCISABLE/
                NAME                   EXERCISE (#)     REALIZED ($)   UNEXERCISABLE(1)   UNEXERCISABLE(2)
                ----                  ---------------   ------------   ----------------   ----------------
Marvin A. Pomerantz..................        0               0         100,000/200,000           0/0
Dale E. Stahl........................        0               0         333,400/ 80,000     314,300/10,000
Daniel P. Casey......................        0               0         333,400/ 80,000     314,300/10,000
Lawrence G. Rogna....................        0               0         176,700/ 40,000     190,900/ 5,000

---------------
(1) Options only are included. No SAR grants have been made.

(2) The closing price of the Common Stock on September 30, 1999 was $7.13.

                               EXECUTIVE OFFICERS

     MARVIN A. POMERANTZ. See Director Nominees for Election at the 2000 Annual Meeting.

     DALE E. STAHL. Mr. Stahl has served as President and Chief Operating Officer of the Company since August 1988. From March 1988 through August 1988, Mr. Stahl served as Vice President of the Company. From 1978 to 1988, he was employed by Union Camp Corporation, an integrated paper packaging manufacturer, starting in sales and ultimately being promoted to Vice President-General Manager of the container division. He is currently a director and member of the Compensation Committee of AMCOL International Corporation, a diversified specialty mineral, chemical and environmental company. Age 52.

     DANIEL P. CASEY. Mr. Casey has served as Executive Vice President and Chief Financial Officer of the Company since February 1990. From July 1988 through February 1990, Mr. Casey served as Senior Vice President-Financial and Legal Affairs of the Company and from January 1988 through June 1988 in the same position for each of the Company and Mid-America Packaging, Inc. ("Mid-America"), which merged with the Company in June 1988. From March 1987 through January 1988, Mr. Casey served as Vice President-Financial and Legal Affairs for each of the Company and Mid-America. Age 57.

     LAWRENCE G. ROGNA. Mr. Rogna has served as Senior Vice President of the Company since February 1990. From December 1988 through February 1990, Mr. Rogna served as Vice President-Human Resources of the Company. From 1981 to 1988 he was employed by Rohr Industries, Inc., a manufacturer of components for aircraft and space vehicles, where he served as Vice President, Human Resources from 1983 to 1988. Age 53.

                             EMPLOYMENT AGREEMENTS

     The Company has an employment agreement with Mr. Pomerantz for the period June 1, 1997 through December 31, 2000. It provides for an annual base salary of no less than $750,000 and participation in the Shareholder Value Plan, a long-term incentive plan designed to tie Mr. Pomerantz's compensation to increases in shareholder value, and in all of the Company's salaried employee benefit plans. Under the agreement, Mr. Pomerantz became eligible to receive stock option or restricted stock grants beginning

January 1, 1998, but does not participate in the Company's Management Incentive Plan. The employment agreement provides for supplemental retirement payments commencing on the date of retirement equal to 50 percent of average base salary and bonus for the four highest years of service with the Company, less primary Social Security benefits and any amounts payable under the Company's pension plan. If Mr. Pomerantz's employment terminates because of his disability, he will receive his base salary for 12 months. If Mr. Pomerantz's employment terminates because of his death, his estate will receive his then accrued and unpaid base salary. If Mr. Pomerantz's employment is terminated by the Company for any other reason other than Serious Misconduct (as defined below) or by Mr. Pomerantz for Good Reason (as defined below), he will receive his full compensation for the balance of the term of the employment agreement. "Serious Misconduct" means misappropriation of Company funds, commission of a felony, willful disregard for duties, violation of any duty of loyalty, repeated acts causing public disgrace to the Company, disclosure of the Company's confidential information, or engaging in competition with the Company at any time before December 31, 2001. "Good Reason" means Mr. Pomerantz's resignation due to substantial diminution of his duties, a reduction of his perquisites, a change in principal office location or a material uncured breach by the Company of the employment agreement.

     The Company has an employment letter agreement for an indefinite term with each of Mr. Stahl at an annual salary of $440,000 effective January 2000, Mr. Casey, at an annual salary of $400,000 effective January 2000 and Mr. Rogna, at an annual salary of $267,000 effective January 2000.

     If any of Messrs. Stahl, Casey or Rogna becomes disabled and the Company terminates his employment, he will receive his full base salary and benefits for 12 months. If the Company terminates employment for any other reason, the executive will be entitled to his full base salary and benefits for the 24 months following such termination, except that the final 12 months of payments will be reduced by any amount received from other employment. Each of Messrs. Stahl, Casey and Rogna participated in the Shareholder Value Plan until December 31, 1997 and participates in the Company's salaried employee benefit plans.

     Each of Messrs. Stahl, Casey and Rogna has a severance agreement with the Company. Under the severance agreement, if he is terminated within 24 months after a change in control of the Company, the executive will receive a severance payment of two times the sum of his base salary plus his target bonus under the Company's Management Incentive Plan. Target bonus amounts for Messrs. Stahl, Casey and Rogna currently are 50 percent, 50 percent and 40 percent, respectively, of base salary. The Company also reimburses any excise tax imposed on severance payments.

     Each of Messrs. Stahl, Casey and Rogna participates in the Supplemental Executive Retirement Plan ("SERP"). The SERP provides supplemental annual retirement payments commencing the later of age 55 or the date of retirement of up to 60 percent of average base salary and bonus, excluding awards under the Shareholder Value Plan, for the four highest of the 10 years prior to retirement, less primary Social Security benefits and any amounts payable under the Company's pension plan. Supplemental payments range from 35 percent (at age
55) to 60 percent (at age 65) of average base salary and bonus.

                              CERTAIN TRANSACTIONS

     MAG and certain of its subsidiaries provided office space and professional, administrative, aviation and clerical services to the Company during fiscal 1999 at a cost of approximately $154,500. Fees for these services are determined on the basis of costs incurred and the fair market value of the office space. The Company expects MAG and such subsidiaries to provide office space and such services to the Company in the future. In February 1998 the Company loaned Mr. Stahl $505,200 to pay the exercise price and taxes on a stock option. The option would have expired in March 1998. The loan bears interest at the Applicable Federal Rate of interest with principal and accrued interest payable on December 31, 2000.

     The Company has entered into agreements with certain of its stockholders which provide such stockholders with the right in certain circumstances to require the Company to register, at the Company's expense, the shares of Common Stock owned by them under the Securities Act of 1933, as amended.

     The Company has entered into employment agreements with Messrs. Pomerantz, Stahl, Casey and Rogna. See "Employment Agreements."

                                  PENSION PLAN

     The Gaylord Container Retirement Plan ("Pension Plan") is a qualified, non-contributory defined-benefit plan, which covers substantially all employees of the Company, including both salaried and hourly employees. The following table shows estimated annual benefits payable to salaried employees under the Pension Plan on a straight life annuity basis upon normal retirement with indicated years of credited service and final average annual compensation:

                FINAL                                          YEARS OF SERVICE(2)
               AVERAGE                   ----------------------------------------------------------------
             EARNINGS(1)                    15            20            25            30            35
             -----------                    --            --            --            --            --
$100,000 (3)(4)......................    $ 16,750      $ 23,250      $ 29,750      $ 35,000      $ 40,500
 150,000.............................    $ 25,125      $ 34,875      $ 44,625      $ 52,500      $ 60,750
 200,000.............................    $ 33,500      $ 46,500      $ 59,500      $ 70,000      $ 81,000
 250,000.............................    $ 41,875      $ 58,125      $ 74,375      $ 87,500      $101,250
 300,000.............................    $ 50,250      $ 69,750      $ 89,250      $105,000      $121,500
 350,000.............................    $ 58,625      $ 81,375      $104,125      $122,500      $141,750
 400,000.............................    $ 67,000      $ 93,000      $119,000      $140,000      $162,000
 450,000.............................    $ 75,375      $104,625      $133,875      $157,500      $182,250
 500,000.............................    $ 83,750      $116,250      $148,750      $175,000      $202,500
 550,000.............................    $ 92,125      $127,875      $163,625      $192,500      $222,750
 600,000.............................    $100,500      $139,500      $178,500      $210,000      $243,000
 650,000.............................    $108,875      $151,125      $193,375      $227,500      $263,250
 700,000.............................    $117,250      $162,750      $208,250      $245,000      $283,500
 750,000.............................    $125,625      $174,375      $223,125      $262,500      $303,750

---------------
(1) Final average earnings includes all cash compensation, including amounts received under the Shareholder Value Plan, but does not include compensation related to stock options, non-cash compensation or deferred compensation. The amounts reflected in the table do not reflect the Social Security offset in accordance with the Pension Plan benefit formula.

(2) As of September 30, 1999, the named executive officers had been credited with the following years of service: Mr. Pomerantz, 11 years; Mr. Stahl, 11 years; Mr. Casey, 12 years; and Mr. Rogna, 10 years.

(3) For the 1999 Pension Plan year, the amount of compensation in the calculation of retirement benefits for any participant is limited to $160,000 subject to future increases based on cost-of-living adjustments implemented by the Department of the Treasury. The maximum estimated annual benefits listed in this table do not include projected cost-of-living increases.

(4) In addition to amounts payable under the Pension Plan, Messrs. Pomerantz, Stahl, Casey and Rogna will receive supplemental retirement income. See "Employment Agreements." Based on current and historical compensation, the maximum annual supplemental retirement income payable to Messrs. Pomerantz, Stahl, Casey and Rogna will be approximately $716,000 $330,000, $302,000 and $176,000 respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The members of the Company's Compensation Committee are Messrs. Ferrill, Goodenow, Johnson, Kolb, MacDonald and Stoner. No officers or former officers of the Company serve on the Compensation Committee.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation Committee of the Board of Directors has submitted the following:

     The Compensation Committee of the Board of Directors makes recommendations to the Board regarding compensation of the Company's executive officers. The philosophy of the Compensation Committee is to design an executive compensation program to attract, motivate and retain the executive talent critical to the Company's achievement of its objectives to increase shareholder value and maximize returns to shareholders.

     Key to the program are incentives which vary rewards with individual and Company performance. Two compensation approaches are used to implement the variable pay initiative: an annual cash incentive opportunity focused on Company operating and financial performance for officers and key managers, and a long-term incentive based on share price appreciation through grants of restricted stock, grants of stock options or payments under the Shareholder Value Plan.

  General Executive Compensation Program Policies

     To achieve its objectives, the Company has developed a series of executive compensation policies:

     - The Company will provide levels of executive compensation that are competitive with those provided by the relevant marketplace (as defined below).

     - The Company will provide annual cash incentive compensation for executives that varies in a consistent and predictable manner with the operating and financial performance of the Company.

     - The Company will provide programs that enable executives to achieve rewards based on increased shareholder value to reinforce the link between executive and shareholder interests.

  Competitive Executive Compensation, Base Salary and Annual Incentive Compensation

     The Company seeks to provide levels of executive compensation that are competitive at expected levels of individual and Company performance. Competitiveness is defined as in keeping with the compensation of executives in comparable positions and who have similar qualifications. The comparison group for those executives is companies similar to the Company in industry and size.

     Competitiveness is measured using data from a number of sources, including published information, proxies, forest products industry surveys, which includes data from the Dow Jones paper products peer group, and surveys by consulting firms.

     A salary range is established for each salaried position in the Company, including each executive officer position. The midpoint of each salary range is based on the average salary of equivalent positions at the other companies, which the Company uses for comparison purposes. The salary range is from 80 percent to 120 percent of the midpoint. An individual's base salary is determined by reviewing his or her sustained performance over time and correspondingly positioning the executive officer's salary in the salary range for his or her position. Salaries for Messrs. Stahl, Casey and Rogna were increased in fiscal 1999 to reflect their individual contributions and provide salaries in line with competitive practices.

     The Management Incentive Plan is designed to ensure that incentive compensation varies in a consistent and predictable manner with the Company's operating and financial performance. Performance targets and related amounts to be paid to plan participants if the targets are achieved are determined annually by the Board. Messrs. Stahl, Casey and Rogna received no payouts under this plan for fiscal 1999. Mr. Pomerantz does not participate in the Management Incentive Plan. Targets have been established for fiscal 2000 based on the Company's earnings before interest, income taxes, depreciation and amortization.

     During fiscal year 1998, the Compensation Committee considered a series of factors contributing to the possibility of increased turnover of critical executive talent. In recognizing the overall performance of the industry, the very high demand for executive talent and the cost to replace key leaders, the Compensation Committee recommended, and the Board approved, a program designed to retain key senior managers that will compensate each participant two times his or her target incentive if the individual remains with the

Company as of December 31, 2000 and is performing in an acceptable manner. Messrs. Stahl, Casey and Rogna are participants in this program.

  Long-Term Incentive

     The Company currently maintains one stock-based plan pursuant to which non-qualified stock options may be granted: the 1997 Plan. The 1997 Plan also permits the grant of incentive stock options, stock appreciation rights, stock indemnification rights, restricted stock and performance awards. Only non-qualified options and restricted stock have been granted to date.

     The Shareholder Value Plan, as approved by the Company's stockholders on February 2, 1994 ("Shareholder Value Plan"), directly tied the long-term incentive compensation of the Company's four executive officers to the creation of shareholder value.

     The Shareholder Value Plan commenced January 1, 1993 and expired on December 31, 1997. None of Messrs. Pomerantz, Stahl, Casey or Rogna have received an award under this Plan based on Year-End Share Value since calendar 1995.

     As discussed below under "Chief Executive Officer Compensation", during fiscal 1997 the Compensation Committee, over the course of several meetings, considered alternatives for the extension of Mr. Pomerantz's employment agreement which was due to expire December 31, 1997 and alternatives for extension of the Shareholder Value Plan for all participants upon expiration on December 31, 1997. In extending Mr. Pomerantz's employment agreement to December 31, 2000, the Compensation Committee recommended that, subject to shareholder approval, the Shareholder Value Plan be amended to run through December 31, 2000 for Mr. Pomerantz alone. The Board and the shareholders approved this recommendation in May 1997 and February 1998, respectively.

     The Shareholder Value Plan was not extended for Messrs. Stahl, Casey or Rogna beyond December 31, 1997. The Compensation Committee determined that extending the Shareholder Value Plan for these participants is not the most practical alternative, and in order to provide an equitable replacement authorized a onetime grant of stock options in amounts which was directly equivalent to each individual's degree of participation in the Shareholder Value Plan. These grants, effective January 15, 1998, had an exercise price of $8.85 per share. The amounts of these grants were 213,400, 213,400 and 106,700 shares respectively, for Messrs. Stahl, Casey and Rogna.

     Messrs. Stahl, Casey and Rogna will be provided future competitive opportunity for long-term incentives based on share price appreciation through additional stock grants.

  Deductibility of Compensation under Section 162 (m) of the Code

     Section 162(m) of the Code imposes a $1 million deduction limit on compensation paid to the named executive officers of the Company. Compensation is exempt from the $1 million deduction limit, however, if the compensation qualifies for an exception, including an exception for certain performance based compensation. Compensation paid under the Shareholder Value Plan should qualify for the performance-based compensation exception, and therefore compensation paid pursuant to the Shareholder Value Plan should not be applied toward the $1 million deduction limit of Code Section 162(m). The Company anticipates that the amount of compensation income received by each of the Company's named executive officers, excluding income received pursuant to the Shareholder Value Plan, will not exceed $1 million in 1999 or 2000. Therefore, Code Section 162(m) should not cause the Company to be denied a deduction for any compensation income paid to the Company's named executive officers.

  Chief Executive Officer Compensation

     After extensive review of competitive data and all other pertinent factors, the Compensation Committee recommended and the Board approved in May 1997 a new employment agreement with Mr. Pomerantz effective June 1, 1997 through December 31, 2000.

     In structuring the new agreement, the Compensation Committee placed continued emphasis on the creation of shareholder value. By providing a program that consists primarily of base salary and long-term incentive directly tied to the creation of shareholder value, the Compensation Committee believes it has created a significant and proper focus. The program utilizes wholly objective criteria for the long-term variable pay opportunity and Mr. Pomerantz is not eligible to participate in the Management Incentive Plan.

     As discussed previously, the Compensation Committee recommended and the Board as well as Shareholders approved the extension of the Shareholder Value Plan, so that as amended it will expire on December 31, 2000 concurrent with the expiration of Mr. Pomerantz's employment agreement.

     Extension of the Shareholder Value Plan provides a competitive opportunity for Mr. Pomerantz in lieu of stock options for the period 1993 through 1997. In order to provide a competitive opportunity for the remainder of the new employment agreement, the Compensation Committee authorized a grant of 300,000 stock options to Mr. Pomerantz effective January 15, 1998. The exercise price was $8.85 per share.

     In recognition of continued leadership and after a review of competitive data for similar positions and total compensation packages, the Compensation Committee recommended and the Board approved an increase in base salary for Mr. Pomerantz to $825,000 effective January 1, 2000. Mr. Pomerantz's base salary has been $750,000 since January 1, 1997.

                                  Ralph L. MacDonald, Jr., Chairman
                                  Harve A. Ferrill, member
                                  John E. Goodenow, member
                                  Charles S. Johnson, member
                                  Jerry W. Kolb, member
                                  Thomas H. Stoner, member

                            STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return of the Company's Common Stock, the S&P 500 Composite Stock Index ("S&P 500") and an index of a peer group of paper companies ("Peer Group") for the past five years. The graph assumes an investment in the Company's Common Stock and each index of $100 on October 1, 1994 and that all dividends are reinvested. The Peer Group index is comprised of nine companies whose primary business is the manufacture and sale of paper products. Peer Group returns are weighted each year based on each company's market capitalization at the beginning of the year. The Peer Group comprises the common stocks of: Boise Cascade, Bowater, Champion International, Consolidated Papers, Federal PaperBoard (through the date it was acquired), P.H.Glatfelter, International Paper, Mead and Westvaco.

                 FIVE YEAR CUMULATIVE TOTAL STOCKHOLDER RETURNS

                                  [Line Graph]

                                                    GAYLORD CONTAINER                S&P 500                   PEER GROUP
                                                    -----------------                -------                   ----------
9/95                                                     110.29                      129.74                      121.09
9/96                                                      86.76                      156.12                      116.41
9/97                                                     100.00                      219.27                      150.45
9/98                                                      38.24                      239.11                      115.16
9/99                                                      83.82                      305.59                      137.40

                              FINANCIAL STATEMENTS

     The Company's 1999 Annual Report accompanies this Proxy Statement. You may receive without charge a copy of the Company's 1999 Annual Report on Form 10-K by writing to the Company, 500 Lake Cook Road, Suite 400, Deerfield, IL 60015,
Attention: Investor Relations. You may also request financial information by visiting the Company's web site: www.gaylordcontainer.com.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "Commission") and the American Stock Exchange. Executive officers and directors are required by Commission regulations to furnish the Company with copies of all section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal 1999 all filing requirements applicable to executive officers and directors were met.

                                 OTHER BUSINESS

     The Board does not intend to present, and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the notice of the Annual Meeting. If other matters are presented for a vote, the proxies will be voted on such matters in accordance with the judgment of the proxy holders.

                           PROPOSALS BY STOCKHOLDERS

     The Company must receive stockholder proposals intended for inclusion in the proxy statement for the 2001 Annual Meeting no later than September 12, 2000.

     We encourage you to vote and to attend the Annual Meeting. Directors, officers and a small number of Company employees may solicit proxies personally or by mail, telephone or otherwise, but they will not receive separate compensation for their services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be asked to forward the soliciting materials to beneficial owners. The entire cost of the Board's solicitation, including approximately $10,000 for the services of a proxy solicitor, will be borne by the Company.

                                          By Order of the Board of Directors

                                          David F. Tanaka
                                          Secretary

                                   APPENDIX A

                            AUDIT COMMITTEE CHARTER

     All members of the Audit Committee shall be independent Directors. The Audit Committee shall be chaired by an independent Director appointed by the Board.

     The function of the Audit Committee shall be to provide for effective oversight of the financial reporting process, the business risk process and adequacy of internal controls, relationships with external and internal auditors, financial compliance issues, and to exercise the following powers and duties with respect to the following matters involving Gaylord Container Corporation and, unless otherwise specified, any of its direct or indirect subsidiaries (together, "the Corporation"):

          1. Review and approval of the Corporation's annual financial statements, annual reports, registration statements, and material amendments to any of them, as filed with the U.S. Securities and Exchange Commission, and recommendations to the Board regarding the Board's execution of them;

          2. Such review of the annual financial statements, annual reports and registration statements of the Corporation's direct or indirect subsidiaries as in the Audit Committee's judgment is appropriate in order to fulfill its responsibilities;

          3. Review of the Corporation's programs for compliance with applicable financial disclosure requirements;

          4. Review of the auditing of the Corporation's financial statements with the independent public accountants, including the plan, fees and the results of their auditing engagements;

          5. Review of the non-audit professional services provided by the Corporation's independent public accountants and related fees, considering the possible effect they have on the independence of such accountants;

          6. Recommendations to the Board regarding the engagement of independent public accountants;

          7. Review of the Corporation's processes to maintain an adequate system of internal controls;

          8. Review of the scope and results of the Corporation's internal audit plans and procedures;

          9. Review of the Corporation's private aircraft travel policies;

          10. Review of travel and entertainment expenses reported by the executive officers of the Corporation;

          11. Direction and supervision of investigations into matters within the scope of the Audit Committee's duties;

          12. Recommendation to the Board regarding any proposal received from any stockholder concerning any of the foregoing matters which the stockholder proposes to present for action by the Corporation's stockholders; and

          13. Such other duties and responsibilities as may be assigned to the Audit Committee by the Board.

     In carrying out these responsibilities, the Committee shall have full access to the independent public accountants, the internal auditors, the general counsel, any of the Corporation's non-employee attorneys and advisors, and executive and financial management in scheduled joint sessions or private meetings as in its judgment it deems appropriate. Similarly, the Corporation's independent public accountants, internal auditors, general counsel and executive and financial management will have full access to the Committee and to the Board of Directors and each is responsible for bringing before this Committee or its Chair in a timely manner any matter he/she feels appropriate to the discharge of the Committee's responsibility.

               TO VOTE BY MAIL, PLEASE DETACH THE PROXY CARD HERE
--------------------------------------------------------------------------------

                         GAYLORD CONTAINER CORPORATION
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
               ANNUAL MEETING OF STOCKHOLDERS - FEBRUARY 8, 2000

     The undersigned hereby appoints Marvin A. Pomerantz, Daniel P. Casey and David F. Tanaka and each of them the undersigned's true and lawful attorneys and proxies (with full power of substitution in each) to vote all Common Stock of Gaylord Container Corporation, standing in the
P undersigned's name, at the Annual Meeting of Stockholders of said corporation to be held at 520 Lake Cook Road, Deerfield, Illinois 60015, on
R February 8, 2000 at 10:00 a.m. Chicago time, upon those matters as described in the Proxy Statement for the Annual Meeting and such other
O matters as may properly come before such meeting or any adjournment or adjournments thereof.
X
     If any other business is transacted at the Annual Meeting of Stockholders,
Y this Proxy shall be voted in accordance with the best judgment of the appointed attorneys and proxies.


     HAS YOUR ADDRESS CHANGED?               DO YOU HAVE COMMENTS?

     -----------------------------           -----------------------------------

     -----------------------------           -----------------------------------

       PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE OR
                CAST YOUR VOTE BY TELEPHONE OR VIA THE INTERNET.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE [SEE REVERSE SIDE]

INSTRUCTIONS FOR VOTING YOUR PROXY

Gaylord Container Corporation is now offering stockholders of record three alternative ways of voting your proxies:
- BY TELEPHONE (using a touch-tone telephone) - THROUGH THE INTERNET (using a browser) - BY MAIL (traditional method)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING  Available only until 5:00 p.m. Eastern time on February 7,
2000
    -  This method of voting is available for residents of the U.S. and Canada
    - On a touch tone telephone, call TOLL FREE 1-800-722-4072, 24 hours a day, 7 days a week
    -  You will be asked to enter ONLY the CONTROL NUMBER shown below
    -  Have your proxy card ready, then follow the prerecorded instructions
    -  Your vote will be confirmed and cast as you directed

INTERNET VOTING  Available only until 5:00 p.m. Eastern time on February 7, 2000
    -  Visit our Internet voting Website at http://cybervote.georgeson.com
    - Enter the COMPANY NUMBER AND CONTROL NUMBER shown below and follow the instructions on your screen
    -  You will incur only your usual Internet charges.

VOTING BY MAIL
    - Simply mark, sign and date your proxy card and return it in the postage-paid envelope.
    - IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.




                  COMPANY NUMBER                   CONTROL NUMBER



               TO VOTE BY MAIL, PLEASE DETACH THE PROXY CARD HERE
--------------------------------------------------------------------------------

[X]PLEASE MARK VOTES AS IN THIS EXAMPLE

-------------------------------------------------------------------------------
  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED
                           FOR PROPOSALS 1, 2 AND 3.

      THE BOARD RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS DESCRIBED IN
                      THE PROXY STATEMENT FOR THE MEETING.
-------------------------------------------------------------------------------


1. Election of Directors: Mary Sue Coleman, Harve A. Ferrill,                     2. Increase in shares
   John E. Goodenow, David B. Hawkins, Warren J. Hayford,                            available under the       FOR  AGAINST  ABSTAIN
   Charles S. Johnson, Jerry W. Kolb, Ralph L. MacDonald, Jr.,    FOR   WITHHELD     1997 Plan.                [ ]    [ ]      [ ]
   Marvin A. Pomerantz, and Thomas H. Stoner.                     [ ]     [ ]

   (Instruction: To withhold authority to vote for any                            3. Ratify the appointment
   individual nominee, write that nominee's name here.                               of Deloitte & Touche LLP
                                                                                     as the Company's          FOR  AGAINST  ABSTAIN
                                                                                     independent auditors.     [ ]    [ ]      [ ]

---------------------------------------------------------

                                                                                             DATE:
                                                                                             -----------------------------,2000

                                                                                             ---------------------------------------
                                                                                                   (Signature of Stockholder)

                                                                                             ---------------------------------------
                                                                                                   (Signature of Stockholder)


                                                                                            Please sign your name exactly as it
                                                                                            appears on this card.  If acting as
                                                                                            attorney, executor, or in dealer
                                                                                            representative capacity, please
                                                                                            sign name and title.  If stock is
                                                                                            held jointly, each joint owner should
                                                                                            sign.